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             SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C.  20549



                          Form 8-K

                       CURRENT REPORT


           Pursuant to Section 13 or 15(d) of the

               Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 8, 1997.

                    NORWEST FINANCIAL, INC.
   (Exact name of registrant as specified in its charter)

     Iowa                2-80466             42-1186565
(State or other     (Commission File    (I.R.S. Employer
 jurisdiction of       Number)           Identification No.)
 incorporation)


206 Eighth Street, Des Moines, Iowa                 50309
(Address of principal executive offices)          (Zip Code)



Registrant's telephone number, including area code(515) 243-2131


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Item 5. Other Events.

     On June 23, 1997, Norwest Corporation ("Norwest"), the indirect parent company of Norwest Financial, Inc. (the "Company") entered into a definitive purchase agreement with BankBoston Corporation ("BankBoston") for Norwest to acquire Fidelity Acceptance Corporation ("Fidelity"), BankBoston's sub-prime automobile finance subsidiary. Norwest and the Company contemplate that the Company will acquire Fidelity, directly or indirectly, and thereafter own and operate Fidelity and its subsidiaries.

     As of May 31, 1997, Fidelity and its subsidiaries operated 150 branch offices in 31 states and Guam; as of that date Fidelity and its subsidiaries had approximately
$1.12 billion of net finance receivables outstanding.

     The principal business of Fidelity and its subsidiaries is making direct loans secured by automobiles and purchasing sales finance contracts directly from automobile dealers. Fidelity and its subsidiaries also offer credit life and disability insurance to borrowers; some of these policies of insurance are reinsured by Fidelity's life insurance subsidiary.

     This transaction is subject, among other things, to the satisfaction of applicable governmental requirements.

     The cash purchase price for Fidelity includes a $70 million premium in excess of the adjusted consolidated stockholder's equity of Fidelity and its subsidiaries at closing; the total purchase price is estimated to be approximately $339 million. In addition, intercompany borrowings of Fidelity and its subsidiaries, which totaled approximately $744 million at May 31, 1997, will be repaid at closing.

     Funds necessary for this purchase and ongoing operation of Fidelity and its subsidiaries would be obtained from the incurrence of additional indebtedness by the Company (both short-term and long-term), as well as from internally generated funds and additional equity funds provided by Norwest, the respective amounts of which cannot now be determined. No indebtedness for borrowed money will be assumed by the Company or any of its subsidiaries in this transaction, except that $80,000,000 of 6.67% Senior Notes due October 15, 1997 issued by Fidelity may remain outstanding in the event the acquisition is consummated prior to the maturity of such notes.

     The foregoing information relating to Fidelity and its subsidiaries and their respective business activities is based on information furnished to the Company by Fidelity and its affiliates. Although the Company does not have any knowledge that would indicate that any information or data contained herein which is based on such information is untrue, the Company does not take responsibility for the accuracy of such information.

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                         SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                    NORWEST FINANCIAL, INC.

                    By:  /s/ Dennis E. Young
                          Dennis E. Young
                    Senior Vice President, Chief Financial
                       Officer and Treasurer